UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 18, 2020

MOBILESMITH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32634	95-4439334
(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Rd., Suite 208 Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

855-516-2413
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2020 (the “Effective Date”), MobileSmith, Inc. (the “Company”) entered into an Executive Employment Agreement with Jerry Lepore to serve as the Company’s Chief Executive Officer (the “Lepore Agreement”). Mr. Lepore has served as the Company’s Chief Executive Officer since January 17, 2020 without a formal employment agreement and is a current member of the Company’s Board of Directors (the “Board”). The Lepore Agreement will continue until December 31, 2020 (the “Initial Term”) unless terminated pursuant to its terms as described below.

Under the Lepore Agreement, Mr. Lepore is entitled to an annual base salary of $300,000. The base salary may be increased but not decreased in the sole discretion of the Board. Mr. Lepore is not entitled to an annual bonus during the Initial Term unless granted at the sole discretion of the Board. Subsequent to the Initial Term, Mr. Lepore shall be entitled to an annual bonus subject to the terms and conditions upon which the Company and Mr. Lepore may agree. Mr. Lepore shall not be eligible for commissions on any sales or for any sales involvement.

Also and pursuant to the Company’s 2016 Equity Compensation Plan, Mr. Lepore will be granted (i) within thirty days after the Effective Date an option to purchase up to 375,000 shares of the Company’s common stock  subject to vesting terms and an exercise price yet to be determined and (ii) an option to purchase up to an additional 375,000 shares of the Company’s common stock which will be granted upon the Company achieving certain business objectives and once granted be subject to vesting terms and an exercise price yet to be determined The specific terms of each of the option grants will be announced once they are determined.

Pursuant to the Lepore Agreement, if Mr. Lepore’s employment is terminated by Mr. Lepore for good reason (as such term is defined in Lepore Agreement), or by the Company without cause (as such term is defined in Lepore Agreement) prior to July 1, 2020, Mr. Lepore will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary, accrued personal time and business expenses): (i) to the then base salary for a period of three months (in accordance with the Company’s general payroll policy) and (ii) substantially similar coverage under the Company’s then-current group insurance coverage for a period of three months.

If the Company terminates Mr. Lepore’s employment for cause or employment terminates as a result of Mr. Lepore’s resignation, death or disability or if Mr. Lepore resigns without good reason, Mr. Lepore will only be entitled to unpaid amounts owed to him.

The foregoing summary of certain terms of the Lepore Agreement does not purport to be complete and is subject to, and qualified in their entirety by, the full text of Lepore Agreement, a copy of which are attached hereto as Exhibits 10.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements for Existing Officers and Director

All information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by referenced.

Additionally, on March 18, 2020, Robert Smith, a current member of the Board, was appointed as the Chairman of the Board and will receive a $5,000 per month cash retainer as compensation for such position.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

10.1
Executive Employment Agreement dated March 18, 2020 between MobileSmith, Inc. and Jerry Lepore.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2020	Company Name: MobileSmith Inc.

By: /s/ Gleb Mikhailov
Gleb Mikhailov
Chief Financial Officer